 Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of ShiftPixy, Inc. on Amendment No. 1 to Form S-3 (File Nos. 333-267751) of our report dated December 12, 2022, which report on the consolidated financial statements refers to a change in the method of accounting for the adoption of ASU No. 2016-02, Leases (Topic 842) effective September 1, 2021, using the modified retrospective approach and includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of ShiftPixy, Inc. as of August 31, 2022 and 2021 and for the years then ended, appearing in the Annual Report on Form 10-K/A of ShiftPixy, Inc. for the years then ended August 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

December 16, 2022